Filed Pursuant to Rule 424(b)(5)

Registration No. 333-253285

PROSPECTUS SUPPLEMENT No. 1

(To the Prospectus dated April 9, 2021 and

the Prospectus Supplement, dated November 3, 2022)

Up to $2,575,976

Common Stock

FG Financial Group, Inc

This prospectus supplement (this “Supplement”) amends and supplements the prospectus supplement dated November 3, 2022 (the “Original Prospectus Supplement”). This Supplement should be read in conjunction with the Original Prospectus Supplement and the Prospectus dated April 9, 2021 (the “Original Prospectus”), which was included in our Registration Statement on Form S-3 (File No. 333-253285). This Supplement is qualified in its entirety by reference to the Original Prospectus Supplement and the Original Prospectus, except to the extent that the information herein amends or supersedes the information contained in the Original Prospectus Supplement..

We filed the Original Prospectus Supplement to register the offer and sale of shares of our common stock, par value $0.001 per share (the “Common Stock”), from time to time pursuant to the terms of our sales agreement, dated November 3, 2022 (the “Sales Agreement”), with ThinkEquity LLC (the “Agent”), as our sales agent thereunder. In accordance with the terms of the Sales Agreement, we were initially authorized to offer and sell shares of our Common Stock having an aggregate offering price of up to $2,757,076 from time to time through the Agent. As of the date of this Supplement, we have sold an aggregate of 27,186 shares of our Common Stock through the Agent under the Sales Agreement, resulting in gross proceeds of $73,974.79.

On May 26, 2023, we and the Agent mutually agreed to terminate the Sales Agreement and the “at-the-market’ offering to which it relates effective immediately. We are filing this Supplement to amend and supplement the information in the Original Prospectus Supplement to report the termination of the Sales Agreement and the “at-the-market’ offering to which it relates and to terminate the Original Prospectus Supplement effective immediately.

Our Common Stock is traded on The Nasdaq Global Market tier of The Nasdaq Stock Market, LLC under the symbol “FGF.” On May 25, 2023, the last reported sale price of our Common Stock on The Nasdaq Global Market was $2.24 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

ThinkEquity

The date of this prospectus supplement is May 26, 2023.